FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E26879782022-6
FVAguilar	Filing Number 20244431082
Secretary of State State Of Nevada	Filed On 10/29/2024 11:29:00 AM
	Number of Pages 1

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:

Name of entity as on file with the Nevada Secretary of State:

Fundamental Global Inc.

Entity or Nevada Business Identification Number (NVID): NV20222599801

2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 shares of common stock, par value $0.001 per share;
99,000,000 shares of preferred stock, par value $0.001 per share;
1,000,000 shares 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

4,000,000 shares of common stock, par value $0.001 per share;
99,000,000 shares of preferred stock, par value $0.001 per share;
1,000,000 shares 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The change affects the common stock only. The change is a one (1)-for-twenty five (25) reverse stock split. At the effective date and time of the change, one share of common stock will be issued in exchange for every twenty-five shares of common stock outstanding immediately prior to the reverse stock split.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares of common stock will be rounded up to the next whole share.

6. Provisions:

Pursuant to NRS 78.207(1), stockholder approval is not required.

7. Effective date and time: (Optional)

Date: 10/31/2024 Time: 5:00 p.m. ET

(must not be later than 90 days after the certificate is filed)

8. Signature: (Required)

X DocuSigned by: Mark Roberson 805B19BC489E486...

Signature of Officer

CFO
Title

10/29/2024
Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.